EXHIBIT 11.1
                            Schick Technologies, Inc.
                        Computation of Earnings Per Share

                                                                             Days        Weighted Average
                                                             Shares      Outstanding          Shares
                                                            ----------------------------------------------
Three months ended December 31, 1996
------------------------------------
Earnings per share

  Shares outstanding at April 1, 1996                        7,052,870           92           7,052,870

  Issuance of common stock upon conversion of
    Notes payable                                               56,000           92              56,000
                                                                32,480           92              32,480
                                                                92,400           92              92,400
                                                               133,966           92             133,966
                                                                22,400           92              22,400
                                                                11,200           92              11,200
                                                                28,000           78              23,739

  Issuance and sale of common stock                            424,953           92             424,953
                                                                 2,800           92               2,800
                                                                42,442           92              42,442
                                                                14,000           78              11,870
                                                                33,600           14               5,113

  Shares issued as placement fee in private placement            2,520           92               2,520
                                                                 3,450           92               3,450
                                                                 1,568           78               1,329
                                                                 1,137           77                 952

  Total average shares outstanding                                                            7,920,484

  Net income for the three months ended December 31, 1996                              $         20,052
                                                                                       ----------------

  Earnings per share                                                                   $           0.00
                                                                                       ----------------

Earnings per share-assuming dilution

Weighted average shares outstanding                                                           7,920,484

Cheap stock consideration for stock, stock options and
warrants issued during fiscal 1997                             369,920           14              56,292
                                                               335,707            1               3,649
                                                               334,854           14              50,956
Options outstanding                                             50,400           92              50,400

Weighted average shares outstanding - assuming dilution                                       8,081,781

Net income for the three months ended December 31, 1996                                $         20,052
                                                                                       ----------------

  Earnings per share - assuming dilution                                               $           0.00
                                                                                       ----------------

                                       13